UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Plumas Bancorp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Year Ended December 31, 2018

Dear shareholder,

I am thrilled to report that Plumas Bancorp delivered another year of record earnings performance, exceeding previous records for all four quarters in 2018. This accomplishment has resulted in Plumas Bank being selected by Raymond James as the second top performing community bank in the country! The Raymond James 2018 Community Banker’s Cup was awarded for exceptional performance and to reward our Company for building long-term shareholder value. Moreover, S&P Global Market Intelligence named Plumas Bank one of the Best-performing Community Banks of 2018! Our performance was driven by strong loan and deposit growth. We also maintained excellent asset quality metrics and continued our focus on improving overall efficiency.

Enhancing Shareholder Value

These operating results enhanced shareholder value by increasing tangible book value and providing a return on average equity significantly higher than peer institutions. Our strong earnings enabled us to pay a $0.36 per share cash dividend which exceeded the dividend paid in the prior year by 28%.

Investing in our Team

All of this was accomplished while we continued to invest in our team members. We believe strongly that our ability to attract and retain the highest quality staff is an important part of our capacity for achieving success. Because of that, we increased the Company’s minimum wage to $15 per hour to help in our effort of recruiting and retaining the most talented and hardworking staff at all levels.

We are also very focused on the health and well-being of our employees so for the past three years, Plumas Bank has offered a robust corporate wellness plan that provides incentives for our team members to live more active, healthy lives. And in addition to investing in their physical wellness, Plumas Bank is investing in the financial wellness of our team by expanding our bonus plan beyond corporate officers to include all employees. What’s more, we increased our 401(k) match to help our employees better prepare for their retirement.

Taking Care of our Communities

Finally, for our communities, we have been focused on engagement by reaching out in meaningful ways to the communities that we serve. In fact, we are proud to share that in the past year, Plumas Bank has provided over $100 thousand in cash contributions to community fund-raising activities and our employees have spent more than 1,660 volunteer hours reaching out to over 50 organizations within our communities. In September, we were able to demonstrate our commitment to community by donating $25,000 to aid the victims of the devastating fires in Shasta County. Additionally, our Redding team embraced our motto, ‘HERE. For Good.’ and volunteered over 130 hours working at various shelters, food banks, and other local fire relief organizations to help those in need. The government shutdown provided yet another opportunity for our Company to demonstrate that we are fully invested in the welfare of our local communities. During the shutdown, Plumas Bank allowed depositors, directly affected by the shutdown, to overdraw direct deposit accounts by up to 80 percent of their monthly paycheck for up to three months.

Also, during 2018, we successfully executed on our strategic priorities, most notably our technology initiatives and our expansion into Carson City, Nevada and the Sierra region. Additionally, we hired two experienced commercial/agricultural lending professionals who will be tremendous assets to our clients. One loan officer will serve the Carson City/ Sierra region area and the other will serve the Red Bluff/Tehama County area.

In closing, with our solid level of capital and our robust earnings momentum, we believe that Plumas Bancorp is well positioned to continue its strong growth and high returns in 2019. We continue to monitor the competitive landscape and make strategic investments in our business that are well aligned with the interests of our shareholders, employees, clients and communities. As we move forward, we will continue to look for novel and inspiring ways to demonstrate to all our stakeholders that Plumas Bank is HERE. For Good.

Andrew J. Ryback Director, President & Chief Executive Officer	Daniel E. West Director, Chairman of the Board

Dear Shareholder:

          You are cordially invited to attend the annual meeting of shareholders of Plumas Bancorp (the “Company”), which will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 15, 2019 at 9:30 a.m. At this annual meeting, shareholders will be asked to (i) elect nine directors for the next year, (ii) approve the Company’s executive compensation on an advisory (non-binding) basis, (iii) vote on the frequency of future advisory votes on executive compensation on an advisory (non-binding basis) and (iv) ratify the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2019.

          The Company is requesting your proxy to vote at the annual meeting. The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees for director and “FOR” proposals Two and Four and vote for a frequency of every three (3) years on proposal Three. The proxy statement contains information about each of the nominees for directors, the Company’s executive compensation, and each of the other proposals for shareholder vote.

          To ensure that your vote is represented at this important meeting, please sign, date and return the proxy card in the enclosed envelope as promptly as possible. As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the internet by following the instructions on your proxy card.

Sincerely,

Andrew J. Ryback
President and Chief Executive Officer

The date of this proxy statement is March 29, 2019.

ii

Notice of Annual Meeting of Shareholders
Plumas Bancorp

To:	The Shareholders of Plumas Bancorp

Notice is hereby given of the Annual Meeting of Shareholders of Plumas Bancorp. The meeting will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 15, 2019 at 9:30 a.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect nine persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.

Michonne R. Ascuaga	Robert J. McClintock
Steven M. Coldani	Terrance J. Reeson
William E. Elliott	Andrew J. Ryback
Gerald W. Fletcher	Daniel E. West
Richard F. Kenny

2.	Advisory Vote on Executive Compensation. To approve the Company’s executive compensation on an advisory (non-binding) basis.

3.	Advisory Vote on Frequency of Vote on Executive Compensation. To vote on the frequency of future advisory votes on the Company’s executive compensation program on an advisory (non-binding) basis.

4.

Ratification of the Appointment of Independent Auditors. To vote on the ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2019.

5.	Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 29, 2019 as the record date for determining shareholders entitled to notice of, and the right to vote at, the meeting.

This matters and other matters relating to Annual Meeting are described in the attached proxy statement.

You are urged to vote in favor of the election of all of the nominees for directors, to vote “FOR” approval of the Company’s executive compensation on an advisory (non-binding) basis, for a future advisory votes on Company’s executive compensation to be held every THREE years, and “FOR” the ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2019, by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the internet by following the instructions on your proxy card. If you do attend the meeting, you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors,

Dated: March 29, 2019	Terrance J. Reeson, Vice Chairman and Secretary

iii

Plumas Bancorp
Proxy Statement

Annual Meeting of Shareholders
May 15, 2019

Plumas Bancorp (the “Company”) is providing this proxy statement to its shareholders in connection with the annual meeting of shareholders to be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 15, 2019 at 9:30 a.m. and at any and all adjournments or postponements thereof (the “Meeting”).

It is expected that the Company will mail this proxy statement and accompanying notice and form of proxy to shareholders on or about April 4, 2019.

Shareholders may also view this proxy statement and the 2018 Annual Report to Shareholders on the internet at http://materials.proxyvote.com/729273.

General Information

Voting By Proxy. Whether or not you plan to attend the Meeting, you may submit a proxy to vote the shares registered in your name via internet, telephone or mail as more fully described below:

●	By Internet: Go to http://www.proxyvote.com and follow the instructions. You will need information from your proxy card or electronic delivery notice to submit your proxy.

●	By Telephone: Call 1.800.690.6903 and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

●	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations “FOR”:

●	Proposal 1: Election to the Board of all the nine director nominees named in this proxy statement;

●	Proposal 2: Approval of the Company’s executive compensation on an advisory (non-binding) basis;

●	Proposal 3: Future advisory votes on the Company’s executive compensation program to be held everything THREE years;

●	Proposal 4: Ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2019.

If other matters properly come before the Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors (the “Board”) on any of the above items.

Revocability of Proxies and Proxy Voting

You may revoke your proxy at any time before it is exercised by:

●	written notice of revocation delivered to Terrance J. Reeson, Corporate Secretary of Plumas Bancorp, at 35 S. Lindan Avenue, Quincy, California 95971;
●	a properly executed proxy of a later date mailed to the Company;
●	casting a new vote by telephone or internet; or
●	voting in person at the Meeting if you are the record holder.

If you are a street name shareholder and you voted by proxy, you may revoke your proxy by informing the holder of record in accordance with that entity’s procedures. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at the Meeting and elects to vote in person. Subject to such revocation or suspension, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy.

If no instruction is specified by the shareholder with regard to the matter on the proxy to be acted upon, the proxy holders will vote the shares represented by the proxy “FOR” each of the nominees for directors, “FOR” approval of the Company’s executive compensation program on advisory (non-binding) basis, for future advisory votes on our executive compensation program to be held every THREE years and “FOR” the ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2019. If any other matter is presented at the meeting, the proxy holders will vote in accordance with the recommendations of management.

Persons Making the Solicitation

The Board of Directors of the Company is soliciting proxies. The Company will bear the expense of preparing, assembling, printing and mailing this proxy statement and the material used in the solicitation of proxies for the Meeting. The Company contemplates that proxies will be solicited principally using the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation for the solicitation. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or entities not regularly employed by the Company in connection with the solicitation of proxies, if management of the Company determines that this is advisable.

Voting Securities

The Board of Directors of the Company has fixed March 29, 2019 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the Meeting. On March 29, 2019, there were 5,150,876 shares of the Company’s common stock issued and outstanding. Each holder of the Company’s common stock will be entitled to one vote for each share of the Company’s common stock held of record on the Company’s books as of the record date. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the Meeting gives notice at the Meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of the Company gives that notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit. This proxy statements seeks discretionary authority to cumulate votes. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated and allocated at the discretion of the proxy holders, in accordance with management’s recommendation.

The nine nominees for director receiving the most votes will be elected. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of the election of directors.

Proposal 2, the advisory vote on the Company’s executive compensation program, requires the approval of a majority of the shares represented and voting at the Meeting, with affirmative votes constituting at least a majority of the required quorum. With respect to proposal 3, the advisory proposal concerning the frequency of future advisory votes on the Company’s executive compensation program, the Board will consider the alternative (one, two or three years) receiving the most vote to be the preference of the shareholders. Proposal 4 regarding the ratification of the appointment of the Company’s auditors requires the approval of a majority of the shares represented and voting at the Meeting, with affirmative votes constituting at least a majority of the required quorum. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of Proposals 2 or 4 assuming that the affirmative votes constitute at least a majority of the required quorum and will have no impact on Proposal 3.

Shareholdings of Certain Beneficial Owners and Management

Management of the Company knows of no person who owns, beneficially or of record, either individually or together with associates, five percent or more of the outstanding shares of the Company’s common stock, except as set forth in the table below. The following table sets forth, as of March 15, 2019, the number and percentage of shares of the Company’s outstanding common stock beneficially owned, directly or indirectly, by (1) shareholders know by the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock, (2) by each of the Company’s directors and the executive officers named in the Summary Compensation Table contained in this proxy statement (an “NEO”) and (3) by all of the Company’s the directors and executive officers as a group. The shares “beneficially owned” are determined under the Securities and Exchange Commission (“SEC”) Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares for such person has the right to acquire such beneficial ownership within 60 days of March 15, 2019. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned or acquirable by exercise of stock options. Management is not aware of any arrangements that may result in a change of control of the Company.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership (1)		Percent of Class (1)
Principal Shareholders that own 5% or more:
Cortopassi Partners, L.P.	476,967	(2)	9.3
Siena Capital Partners GP, LLC.	347,747	(3)	6.8

Directors and Named Executive Officers:
Andrew J. Ryback, President, CEO and Director	68,082	(4)	1.3
Richard L. Belstock, EVP and CFO	55,971	(5)	1.1
BJ North, EVP and Chief Banking Officer (CBO) of Plumas Bank	23,200	(6)	*
Daniel E. West, Director and Chairman of the Board	58,663	(7)	1.1
Terrance J. Reeson, Director, Vice Chairman and Secretary of the Board	89,056	(8)	1.7
Michonne R. Ascuaga, Director	0	(9)	*
Steven M. Coldani, Director	19,644	(10)	*
William E. Elliott, Director	79,425	(11)	1.5
Gerald W. Fletcher, Director	38,483	(12)	*
Richard F. Kenny, Director	4,937	(13)	*
Robert J. McClintock, Director	102,747	(14)	2.0
All 13 Directors and Executive Officers as a Group	546,408		10.4
*	Less than one percent

(1)

Includes 79,375 shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 15, 2019. In accordance with SEC rules, these are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer, and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person, including principal shareholders.

(2)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on January 25, 2017 by Cortopassi Partners, L.P., Dean A. Cortopassi is President of San Tomo, Inc., the general partner of Cortopassi Partners, L.P. Mr. Cortopassi disclaims beneficial ownership of the shares held by Cortopassi Partners, L.P. except to the extent of his partnership interests therein. The address of the Cortopassi Partners, L.P. is 11292 North Alpine Road, Stockton, California 95212.

(3)

Based solely on information provided by the beneficial owners in a Schedule 13G/A filed with the SEC on February 6, 2019. Siena Capital Partners GP, LLC. is the general partner of each of Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. Siena Capital Partners I, L.P. may be deemed to beneficially own 338,820 shares of common stock of the Company, Siena Capital Partners Accredited, L.P. may be deemed to own 8,927 shares of common stock of the Company, and Siena Capital Partners GP, LLC. may be deemed to own 347,747 shares of common stock of the Company. The address of the Siena entities is 100 North Riverside Plaza, Suite 1630 Chicago, Illinois 60606.

(4)

Mr. Ryback has shared voting and investment powers as to 28,200 of these shares. Includes 12,800 shares that Mr. Ryback has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(5)	Includes 16,800 shares that Mr. Belstock has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(6)	Includes 16,800 shares that Ms. North has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(7)

Mr. West has shared voting and investment powers as to 26,862 of these shares and sole voting powers but shared investment powers as to 16,794 of these shares. Includes 6,225 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(8)	Includes 6,225 shares that Mr. Reeson has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(9)	Ms. Ascuaga, as a newly appointed Director, is required to purchase $150,000 of Plumas Bancorp stock within three years of her appointment.

(10)

Mr. Coldani has shared voting and investment powers as to 10,936 of these shares. Includes 3,825 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(11)

Mr. Elliott has shared voting and investment powers as to 73,200 of these shares. Includes 6,225 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(12)

Mr. Fletcher has shared voting and investment powers as to 36,213 of these shares. Includes 2,225 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(13)	Mr. Kenny has shared voting and investment powers as to these shares. Includes 625 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

(14)

Mr. McClintock has shared voting and investment powers as to 58,699 of these shares. Includes 1,425 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 15, 2019.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2018 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to 2018 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. McClintock who inadvertently failed to timely file one report on Form 4 with respect to one transaction.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) has nominated each of the persons listed below for election as directors at the Meeting to serve until the 2020 Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes of the proxy holders will be cast in such a manner as to affect the election of all nine nominees, as appropriate, or as many as possible under the rules of cumulative voting. The nine nominees for directors receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.”

The following table sets forth the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Company. Each of the nominees is currently a director of the Company and the Company’s subsidiary, Plumas Bank (the “Bank”).

		Year First
Name and Title		Appointed
Other than Director	Age	Director	Principal Occupation During the Past Five Years

Daniel E. West Chairman of the Board	65	1997	President, Graeagle Land & Water Co., a land management company. President, Graeagle Water Co, a private water utility, Graeagle, CA.

Terrance J. Reeson	74	1984	Retired.
Vice Chairman and Secretary of the Board

Michonne R. Ascuaga	57	2019	Retired.

Steven M. Coldani	65	2013	President, Owner/Broker, Coldani Realty Inc. and co-owner of Graeagle Associates Realtors; a managing member of Coldani Farming, LLC, a diversified farming company, Lodi, CA.

William E. Elliott	78	1987	Retired.

Gerald W. Fletcher	76	1988	Forest Products Wholesaler, Susanville, CA.

Richard F. Kenny	70	2017	Retired.

Robert J. McClintock	61	2008	Certified Public Accountant, co-owner of McClintock Accountancy Corporation, Tahoe City, CA.

Andrew J. Ryback	53	2016	President and CEO of Plumas Bancorp and Plumas Bank.

Experience and Qualifications

The following is a brief description of the experience and qualifications of each nominee that the Corporate Governance Committee considered, in light of the Company’s business and structure, in nominating them for service as Directors:

Daniel E. West

Chairman of the Board

Director since 1997

Mr. Daniel E. West has lived in Graeagle, California since 1958. He is president of Graeagle Land and Water Company, a land management company, and Graeagle Water Company, a private water utility. Mr. West is a managing member of Graeagle Timber Company, LLC. He also serves as a director on the boards of Graeagle Fire Protection District and California Water Association. Mr. West graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business Administration. Mr. West’s valuable business acumen, his extensive experience on various and diverse boards, and his deep ties to his community highly qualify him for service as a member of the Board and Chairman.

Terrance J. Reeson

Vice Chairman

Director since 1984

Mr. Terrance J. Reeson has lived in Quincy, California for over 50 years.  He is a retired U.S. Forest Service Aviation Officer for the Plumas National Forest. Mr. Reeson is active in his community and is a former executive director of the Quincy Chamber of Commerce.  Mr. Reeson’s relevant experience qualifying him for service as a director includes extensive government service, leadership experience, and widespread civic and community involvement.

Michonne R. Ascuaga

Director

Director since 2019

Ms. Michonne R. Ascuaga is a native northern Nevadan and has 30 years of experience working at John Ascuaga’s Nugget, serving as its CEO for the last 16 years until its sale in 2013. Having served on numerous boards over the years, Ms. Ascuaga currently sits on the boards of Northern Nevada Medical Center, Bishop Manogue Catholic High School, and the Institutional Advisory Council of Truckee Meadows Community College.  She received her Bachelor of Science degree in Mathematics from Santa Clara University and her Master of Business Administration from Stanford University.  Ms. Ascuaga’s extensive management experience, leadership skills and her knowledge of and involvement in the community well qualifies her for service as a director of the Company.

Steven M. Coldani

Director

Director since 2013

Mr. Steven M. Coldani was born and raised in Lodi, California. He is a licensed real estate broker and the president and owner of Coldani Realty Inc. in Lodi, California; he is also co-owner of Graeagle Associates Realtors in Graeagle, California since 1992. In addition, Mr. Coldani is a managing member of Coldani Farming, LLC, a diversified farming company producing various row crops such as olives and grapes, hay and livestock. Mr. Coldani graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business and Public Administration. Mr. Coldani’s relevant experience qualifying him for service as a member of the Board includes his familiarity with the real estate markets in which we operate, a broad range of management and community service experience including his service on the board of Community Business Bank, and his membership in the Lodi District Chamber of Commerce, the California Farm Bureau, the Lodi Association of Realtors and the Plumas Association of Realtors. He is also a past director of the California Association of Realtors.

William E. Elliott

Director

Director since 1987

Mr. William E. Elliott joined Plumas Bank in 1987 as President and Chief Executive Officer and retired in 2005. He has been in the banking industry for over 50 years holding various management and board positions; this experience highly qualifies him for service as a board director. Mr. Elliott graduated from California State University, Sacramento where he received a Bachelor of Science degree in Accounting and a Master’s in Business Administration. He also graduated from the Pacific School of Banking at the University of Washington. Mr. Elliott is very active in his community; he is a director and former chairman of the Feather River Community College Board, and he is a former chairman and director on the Plumas District Hospital Board, both in Quincy, California. He has been a member of the Rotary Club for over 40 years. Our Board of Directors benefits from Mr. Elliot’s in-depth knowledge of the Company gained through his position as our former President and Chief Executive Officer, including with respect to its operations, strategy, financial condition, and competitive position.

Gerald W. Fletcher

Director

Director since 1988

Mr. Gerald W. Fletcher has lived in Susanville, California since 1956 and is a retired rancher, realtor, and insurance agent. He is a former director of Sierra Security Bank. Mr. Fletcher owns and operates Fletcher Christmas Trees. He was also a reforeststation contractor and has planted millions of trees throughout Northern California. He is a member and past president of Lassen County Cattleman’s Association and a member of the Lassen County Farm Bureau. Mr. Fletcher’s relevant experience qualifying him for service as a member of the Board is comprised of a broad range of management and community service including his past service as Lieutenant in the Susanville Volunteer Fire Department, a past 4-H Leader, and previous experience as bank director.

Richard F. Kenny

Director

Director since 2017

Richard F. Kenny resides in Reno, Nevada and has over 40 years of management experience in Operations, Information systems, Strategic planning and Credit Risk Management. Before retiring in 2010, he was the founding President and CEO of Charles Schwab Bank, a subsidiary of the Charles Schwab brokerage corporation. Prior to that, he served in a variety of management roles with Citibank, both domestic and international. He is actively involved with KNPB public television and the Food Bank of Northern Nevada in the Reno community. He graduated from Northwestern University in Evanston, Illinois with a Bachelor of Science degree in Business Administration and Marketing and received his MBA in Finance from the University of Chicago.

Robert J. McClintock

Director

Director since 2008

Mr. Robert J. McClintock has lived in Tahoe City, California for over 30 years. He is a Certified Public Accountant and is a shareholder of McClintock Accountancy Corporation headquartered in Tahoe City, California. As a CPA, Mr. McClintock brings strong accounting and financial skills important to the oversight of the Company’s financial reporting, enterprise and operational risk management. Mr. McClintock is Troop Committee Chairman for Scouts BSA Troop 266. He is also a board member and Treasurer of the Kiwanis Club of North Lake Tahoe and has served previously as President. He is a member of the advisory board for the Tahoe Truckee Excellence in Education Foundation and has served previously as Treasurer. Mr. McClintock attended Michigan Tech University where he received his Bachelor of Science degree in Business Administration.

Andrew J. Ryback

Director, President and CEO

Director since 2016

Mr. Andrew J. Ryback joined Plumas Bank in 2001. In 2005 he was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank. In 2010 he was appointed interim President and Chief Executive Officer and in 2011 that position became permanent.

Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School. Mr. Ryback actively serves in a variety of international, regional and local organizations. He is a member of Rotary International and is currently an assistant governor and has also served as a past president of the Quincy club. He is on the board of the California Community Banking Network (CCBN), an affiliate of the Independent Community Bankers of America (ICBA) and is active with ICBA serving on their Bank Education Committee. He is also on the Federal Reserve Bank of San Francisco’s Community Depository Institutions Advisory Council. Locally, Mr. Ryback serves on the Board of Directors of Plumas Hospital District. Additionally, Mr. Ryback serves as Commissioner and Treasurer for the Quincy Fire Protection District and previously served as a volunteer firefighter.

All nominees will continue to serve if elected at the Meeting until the 2020 annual meeting of shareholders and until their successors are elected and have been qualified. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such. There are no family relationships between any of the directors of the Company. No director of the Company serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Board Matters

The Board of Directors and Committees

During 2018, the Company’s Board of Directors met 17 times. None of the Company’s directors attended less than 75 percent of all Board of Directors meetings and committee meetings of which they were members. The Company does not have a policy requiring director attendance at its annual meeting; however, most directors attend the meeting as a matter of course. All current directors, except Ms. Ascuaga, attended the 2018 annual meeting of shareholders. The Board has established, among others, an Audit Committee and a Corporate Governance Committee, which serves as a nominating committee and a compensation committee, and each of these committees have charters. Charters for each of these committees are available on the Company’s website, www.plumasbank.com.

Shareholder Communication with the Board of Directors

If you wish to communicate with the Board of Directors or the Chairman of the Board you may send correspondence to the Corporate Secretary, Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971. The Corporate Secretary will perform a review of such correspondence to ensure that communications forwarded to the Board or the Chairman preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board or the Chairman such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to the conduct of the Company’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with the Company’s management and specifically instruct that any personal employee complaints be forwarded to the Company’s Human Resources Department.

Board Role in Risk Oversight

The Board’s duties include understanding and assessing risks to the Company and monitoring the management of those risks. To fulfill this responsibility the directors are expected to attend all Board meeting and meetings of the committees on which they serve and review materials in advance of the meetings. Each meeting includes a review of the activities of each board committee including the committee’s activities related to risk management. Each of our board committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings.

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Corporate Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes and reviews risks related to compensation matters. Our Loan Committee regularly reviews the Company’s lending policies, evaluates the adequacy of our allowance for loan losses, and approves the Company’s larger extensions of credit. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the FDIC and recommendations contained in regulatory examinations. The Company’s chief compliance officer regulatory reports to and meets with the Corporate Governance Committee.

With respect to risk related to compensation matters, the Corporate Governance Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. On December 19, 2017, the Board approved the Company’s cash non-equity incentive plan for 2018 (See “Executive Compensation – Non-Equity Incentive Plan.”) No individual officer’s earnings under the 2018 non-equity incentive plan exceeded $63,614, except for Mr. Ryback who earned an incentive of $166,575. The Corporate Governance Committee concluded that the 2018 non-equity incentive plan did not encourage unnecessary or excessive risk taking. The other significant source of compensation to executives is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Corporate Governance Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Corporate Governance Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Leadership Structure of Board

The Board believes that the Company and its shareholders are best served by having an independent Board Chairman and a separate CEO. We separate these roles in recognition of the differences between the two roles. The CEO is responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the CEO and presides over meetings of the full Board.

Code of Ethics

The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial officer) and financial personnel, known as the Corporate Governance Code of Ethics. This Code of Ethics Policy is available on the Company’s website at www.plumasbank.com. Shareholders may request a free copy of the Code of Ethics Policy from Plumas Bancorp, Ms. Elizabeth Kuipers, Investor Relations, 35 S. Lindan Avenue, Quincy, California 95971. Additionally, a copy of the Company’s Corporate Governance Code of Ethics can be accessed at http://www.plumasbank.com. Click on the “Investor Relations” tab and then “Governance Documents.”

Director Independence

The Board has determined that each of the following non-employee directors are “independent” within the meaning of the listing standards and rules of NASDAQ.

Michonne R. Ascuaga	Robert J. McClintock
Steven M. Coldani	Terrance J. Reeson
Gerald W. Fletcher	Daniel E. West
Richard F. Kenny

Mr. Ryback is not independent because he is an employee of the Company. The Board has not determined that Mr. Elliot is independent because he is the Company’s former President and Chief Executive Officer and receives retirement benefits from the Company.

Audit Committee

The Company has an Audit Committee composed of Mr. McClintock, Chairman, and Messrs.  Kenny and Reeson. The Board has determined that each member of the Audit Committee meets the independence and experience requirements of the listing standards of NASDAQ and the SEC rules applicable to audit committee members. The Board has also determined that Mr. McClintock is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and NASDAQ’s listing standards.

 The Audit Committee met ten times during 2018. The Audit Committee reviews all internal and external audits including the audit by Vavrinek, Trine, Day & Company, LLP, the Company’s independent auditor for 2018. The Audit Committee reports any significant findings of audits to the Board of Directors and ensures that the Company’s internal audit plans are met, programs are carried out, and deficiencies and weaknesses, if any, are addressed. The Audit Committee meets regularly to discuss and review the overall audit plan. The Audit Committee’s policy is to pre-approve all recurring audit and non-audit services provided by the independent auditors using engagement letters. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding all services provided by the independent auditors and fees associated with those services performed to date. The fees paid to the independent auditors in 2018 and 2017 were approved per the Audit Committee’s pre-approval policies.

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Acts.

The Board of Directors and the Audit Committee has reviewed the Company’s audited financial statements and discussed such statements with management. The Audit Committee has discussed with Vavrinek, Trine, Day & Company, LLP, the Company’s independent auditors during the year 2018, all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) and Rule 2-07 (Communication with Audit Committees) of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

The Audit Committee has also received the written disclosures and the letter from Vavrinek, Trine, Day & Company, LLP as required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

THE AUDIT COMMITTEE:
Robert J. McClintock, Chairman
Terrance J. Reeson
Richard F. Kenny

Corporate Governance Committee

The Company has a Corporate Governance Committee which met seven times during 2018. The Corporate Governance Committee consists of Mr. Kenny, Chairman, and Messrs. Coldani, Reeson, and West. The Board has determined that Messrs. Kenny, Coldani, Reeson, and West are “independent” within the meaning of the listing standards and rules of NASDAQ, including those applicable to compensation committee members. The Corporate Governance Committee, which functions as the Board’s nominating and compensation committees, provides assistance to the Board by identifying qualified individuals as prospective Board members, recommends to the Board the director nominees for election at the annual meeting of shareholders, nominates the Chairperson and Vice-Chairperson of the Board, oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of Directors.

The Corporate Governance Committee also serves as the Board’s compensation committee and at least annually reviews, adjusts (as appropriate), and approves the Company’s directors’ compensation, including cash, equity, or other compensation for service on the Board, any committee of the Board, and as Chairperson of the Board or any committee of the Board. The Corporate Governance Committee at least annually reviews, adjusts (as appropriate) and approves the Chief Executive Officer’s compensation, provides advice and consents to the Chief Executive Officer in the review and adjustment of executive officer compensation (other than the Chief Executive Officer), approves the compensation strategy for the Company’s employees, reviews and recommends for approval by the Board all equity-based compensation, including stock options and stock grants, and approves other personnel matters, which are in excess of management’s authority.

The Corporate Governance Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a shareholder-recommended candidate to serve on the Board. The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance Committee or the Board decided not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the following criteria. While no specific diversity policy exists, in practice, when identifying and evaluating new directors, the Corporate Governance Committee considers the diversity and mix of the existing members of the Board, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), background, skills, and employment experience. Among other things, when examining a specific candidate’s qualifications, the Corporate Governance Committee considers the candidate’s ability to represent the best interest of the Company; existing relationships with the Company; interest in the affairs of the Company and its purpose; ability to fulfill director responsibilities; leadership skills; reputation within the Company’s community; community service; integrity; business judgment; ability to develop business for the Company; and ability to work as a member of a team. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee does not discriminate against prospective nominees on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. All nominees to be considered for election as directors at the Meeting were recommended by the Corporate Governance Committee.

The Corporate Governance Committee will consider nominees to the Board proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits as aforementioned. Any shareholder nominations proposed for consideration by the Board may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.” Any such notices should be addressed to:

Chairman of the Board

Plumas Bancorp

35 S. Lindan Avenue

Quincy, CA 95971

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors has adopted a policy that provides Company shareholders the opportunity to vote on an advisory (nonbinding) resolution every three years to approve the compensation of the Company's executives named in the Summary Compensation Table.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to provide an advisory vote on the Company's executive compensation as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board of Directors, will not overrule any decision made by the Board of Directors, and will not create or imply any additional fiduciary duty on the Board of Directors. The Corporate Governance Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors believes that the Company's executive compensation program is reasonable in comparison both to similar sized companies in the industry and to the performance of the Company during 2018. We also believe that the Company's compensation program is effective in aligning the interests of the executives with the interests of the Company's shareholders on a long-term basis and is appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON THE
COMPANY’S EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the frequency of advisory shareholder votes on compensation of named executive officers.  Section 14A of the Exchange Act requires publicly traded companies to allow shareholders to indicate, on an advisory (nonbinding) basis at least once every six years, how frequently the Company should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal allows shareholders to indicate whether they prefer an advisory vote on named executive officers every one, two or three years, through the following resolution:

“RESOLVED, that the shareholders of Plumas Bancorp recommend that the Company hold an advisory vote on the compensation of the named executive officers, as disclosed pursuant to the SEC’s rules, every one, two or three years, as determined by the option that receives the highest number of shareholder votes.”

The next time shareholders will have an opportunity to vote on the frequency of advisory shareholder votes to approve the compensation of our named executive officers will be in 2025. We value the opinion of our shareholders and welcome communication regarding our executive compensation policies and practices. Primarily based on the results of the advisory vote taken in 2013 in which 74% of the votes cast, excluding broker non-votes, voted in favor of a triennial vote on the compensation of the name executive officers, the Board has previously adopted a policy to provide a vote every three years on executive compensation. After taking into account various considerations described below, we believe that a triennial vote will provide shareholders with the ability to express their views on our executive compensation policies and practices while providing us with an appropriate amount of time to consult with our shareholders and to consider their input.

Our executive compensation program is administered by our Corporate Governance Committee, as described in this proxy statement. Compensation decisions with respect to our named executive officers, are disclosed in our proxy statement. We believe that establishing a three-year time frame for holding shareholder advisory votes on executive compensation will both enhance shareholder communication and provide the Company time to consider, engage with and respond to shareholders, in terms of expressed concerns or other feedback. In addition, we believe a long term focus will decrease the likelihood of a detrimental change in the Company's executive compensation program made in response to short-term economic or market fluctuations.

Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Board will carefully consider the shareholder vote on this matter, along with all other expressions of shareholder views it receives on this matter.

While you have the opportunity to vote for every 1, 2 or 3 years, or abstain from voting on the frequency of shareholders voting on “say-on-pay”, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY 3 YEARS.

Executive Officers

     The following table sets forth information concerning the executive officers of the Company and the Bank:

Name	Age	Position and Principal Occupation for the Past Five Years
Andrew J. Ryback	53	President and Chief Executive Officer of the Company and the Bank since November 16, 2011.

Richard L. Belstock	62	Executive Vice President of the Company and the Bank since July 18, 2012. Chief Financial Officer of the Company and the Bank since November 16, 2011.

Aaron M. Boigon	43

Executive Vice President and Chief Information Officer of the Bank since April 1, 2018. Senior Vice President and Director of Information Technology of the Bank since April 1, 2015. Previously, Vice President and Information Technology Manager of the Bank.

B J North	68	Executive Vice President and Chief Banking Officer of Plumas Bank since January 2018. Executive Vice President of Retail Banking, Marketing and Commercial Lending of the Bank since July 2011.

Jeffery T. Moore	62

Executive Vice President and Chief Credit Officer of the Bank since February 21, 2019. Senior Vice President, Credit Administrator of the Bank since January 2018. Previously Executive Vice President and Chief Credit Officer of Community 1st Bank.

Executive Compensation

The following tables sets forth information concerning the compensation earned by the Company’s President and Chief Executive Officer and the two other most highly compensated during 2018 (collectively, the “named executive officers.”)

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew J. Ryback President and CEO of the Company and Plumas Bank	2018	$300,009	$0	$0	$0	$166,575	$0	$14,694	$481,278
	2017	$275,010	$0	$0	$0	$124,213	$0	$13,622	$412,845
Richard L. Belstock EVP and CFO of the Company and Plumas Bank	2018	$190,100	$0	$0	$0	$63,614	$0	$7,863	$261,577
	2017	$175,100	$0	$0	$0	$51,166	$0	$7,367	$233,633
BJ North EVP and Chief Banking Officer of Plumas Bank	2018	$182,450	$0	$0	$0	$63,414	$0	$7,955	$253,819
	2017	$169,950	$0	$0	$0	$50,066	$0	$7,549	$227,565

(1)	The Company did not grant any stock awards in 2018 or 2017.

(2)	The Company did not grant any option awards to the named executive officers in 2018 or 2017.

(3)

The amounts in column (i) include premiums paid and accrued on life insurance policies (Mr. Ryback), personal use of a Company automobile (Mr. Ryback and Ms. North), tax gross ups, Company-provided gasoline, Company 401(k) matching contribution and cell phone allowance.

Non-Equity Incentive Plan

On December 20, 2017, the Board of Directors of Plumas Bancorp (the “Company”) approved the Company’s cash non-equity incentive plan for 2018 (the “2018 NEI”, the “Plan”). Eligible employees under the 2018 NEI include all employees of the Company’s subsidiary, Plumas Bank (the “Bank”), who are regularly scheduled to work at least 20 hours per week. The aggregate bonus pool is comprised of two pools, one for officers of the Company and one for all other employees. The officers’ portion represents 90.9% of the combined pools. Incentives are payable under the 2018 NEI once the Bank has reached 80% of targeted pretax, pre-bonus income. The maximum total bonus available for distribution is $1.5 million at 120% of targeted pretax, pre-bonus income and the maximum total bonus available for the officers’ pool would be $1.4 million. At target, the officers’ bonus pool would total $953,000. Up to 13% of the officers’ pool could be allocated to the Company’s Chief Executive Officer (“CEO”) and President. Executive Vice Presidents (“EVPs”) each can earn up to 5% of the officers’ bonus pool.

Under the 2018 NEI, the cash incentive payment to the Company’s CEO and President will be based 46% on pretax, pre-bonus income targets, 15% upon the attainment of performance goals, and 15% upon various performance metrics with the remaining 24% based on the CEO’s performance during 2018, as evaluated by the Company’s Corporate Governance Committee, which serves as the Company’s compensation committee. Cash incentive payments for the Company’s EVPs will be based 56% on pretax, pre-bonus income targets, 16% upon the attainment of performance goals, and 8% upon various performance metrics with the remaining 20% based on the CEO’s evaluation of the EVP’s performance during 2018. Goals for the CEO include targeted increases in loans and deposits, continued improvement in asset quality, implementation of a system of procedures and processes to facilitate the transition to an Electronic Document Management System (EDMS), and development of a current expected credit loss model as required under ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (CECL). Metrics include targeted levels of ROE and ROA (calculated on a pre-tax basis) compared to a select group of peer institutions. At target, the maximum amount of incentive payment that can be earned by the Company’s CEO is $124,000 and for each EVP the maximum incentive payable at target would average $48,000. At 120% or more of target, the maximum amount of incentive payment that can be earned by the Company’s CEO is $178,000 and for each EVP the maximum incentive payable would average $69,000. The Company’s Board of Director can terminate or modify the Plan and all payouts under the Plan are subject to approval by the Company’s Corporate Governance Committee. A bonus pool of $1.4 million was accrued under the 2018 NEI based on the Bank achieving 112% of budgeted pretax, pre-bonus income and meeting all the performance goals and metrics. No individual officer’s earnings under the 2018 NEI exceeded $63,614, with the exception of Mr. Ryback who earned an incentive of $166,575 in 2018. A total of one hundred fifty-eight employees received bonus payments under the 2018 NEI, which were paid during the first quarter of 2019.

Incentives earned by NEOs under the Plan were as follows:

	Incentive Earned Based on:
Executive	Pretax Income	Goals	Metrics	Performance	Total
Andrew J. Ryback	$76,882	$25,627	$25,627	$38,439	$166,575
Richard L. Belstock	$35,726	$10,207	$5,104	$12,577	$63,614
BJ North	$35,726	$10,207	$5,104	$12,377	$63,414

A bonus pool of $1 million was earned under the 2017 NEI based on the Bank achieving 115% of budgeted pretax, pre-bonus income, exceeding targeted levels of ROE and ROA and meeting three of the five goals. Incentives earned by NEOs under the Plan were as follows:

	Incentive Earned Based on:
Executive	Pretax Income	Goals	Metrics	Total
Andrew J. Ryback	$80,939	$16,228	$27,046	$124,213
Richard L. Belstock	$37,297	$3,467	$10,402	$51,166
BJ North	$36,197	$3,467	$10,402	$50,066

A total of forty-six employees received incentive payments under the Plan, which were paid during the first quarter of 2018.

Stock Option Awards

The Board considers equity compensation in the form of stock option awards to be an important component of its total compensation package because it helps align the interests of the Company’s executives to those of its shareholders and provides a significant retention incentive. During 2013 the Company’s shareholders approved the Plumas Bancorp 2013 Stock Option Plan (the “2013 Plan”), which allows for the granting of stock option awards to employees. The 2013 Plan has a term of 10 years. Up to 500,000 shares of common stock may be issued pursuant to awards of stock options under the 2013 Plan. The Corporate Governance Committee approves and recommends to the Board for its approval all stock option grants. The Company makes grants of equity-based compensation only at fair market value of our stock at the time of grant. The exercise price of stock options is set at the closing stock price on the date of grant. All option grants have a maximum vesting period of five (5) years and expire no more than ten (10) years from the date of grant.

During 2018, the Company granted a total of 56,000 stock options to Company officers; however, we choose to grant these only to officers who had not previously been granted shares under the 2013 Plan. The Company did not grant stock options during the year ended December 31, 2017.

The Company incorporates the officer’s position level in the determination of the total value of the equity-based compensation to be included in the officer’s total compensation. Generally, the higher the officer’s level, the more options that may be granted to the officer. Additional options may be granted to an individual based on outstanding achievement. This is consistent with the Company’s philosophy of rewarding those officers who have the most impact on our performance.

Post-Employment Benefits and Potential Payments Upon Termination or Change of Control

We consider providing significant post-employment benefits in the form of salary continuation benefits to our executives as an important long-term component of their total executive compensation to reward them for their service and loyalty to the Company. These post-employment benefits also help us retain executives because the benefits are subject to vesting over a period of years.

In 2005 the Company entered into a salary continuation agreement with Mr. Ryback. The purpose of the salary continuation agreement is to provide a special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. The 2005 agreement provides Mr. Ryback with salary continuation benefits of up to $62,000 per year for 15 years after retirement at age 65. On April 1, 2016 this agreement was amended to increase Mr. Ryback’s annual benefit from $62,000 to $80,000 per year. In the event of death prior to retirement, Mr. Ryback’s beneficiary is entitled to a portion of the death benefits pursuant to a split dollar agreement. In the event of disability wherein Mr. Ryback does not continue employment with the Company, he is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company’s group disability insurance, whichever is earlier. If Mr. Ryback terminates employment with the Company for a reason other than death or disability prior to the retirement age of 65, he will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of salary continuation benefits for Mr. Ryback occurs at a rate that provides for a 90% vesting at age 60 and 2% per year for the next five years of service.

In the event of a change of control of the Company and Mr. Ryback terminates employment with the Company or its successor within a period of 24 months after such change in control, the unvested portion of his salary continuation benefits would vest and the payment of the salary continuation benefits would begin the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code. The salary continuation benefits are informally funded by single premium life insurance policies with Mr. Ryback as the insured party and the Company as the beneficiary of the policies.

The Company has entered into a split dollar agreement with Mr. Ryback. The purpose of the split dollar agreement is to provide special incentive to Mr. Ryback to continue employment with the Company on a long-term basis. To accomplish this, the Company agrees to divide the net death proceeds of life insurance policies on Mr. Ryback’s life with Mr. Ryback’s beneficiary. However, Mr. Ryback’s rights or interests in the split dollar policies no longer exist once he ceases to be employed by the Company for any reason whatsoever prior to normal retirement age provided that he has received or had the opportunity to receive any benefit under his executive salary continuation agreement. The Company has agreed to pay the taxes on the imputed income on the life insurance benefit provided to Mr. Ryback under the split dollar agreement.

On April 1, 2016, the Company entered into Salary Continuation Agreements with Mr. Belstock and Ms. North.  Mr. Belstock’s agreement provides him with salary continuation benefits of up to $54,000 per year for 10 years, subject to his continuous employment through March 31, 2026. Ms. North’s agreement provides salary continuation benefits of up to $48,000 per year for 10 years, subject to her continuous employment through March 31, 2026. If Mr. Belstock or Ms. North terminates employment with the Company for a reason other than a change in control prior to the retirement date of March 31, 2026, he/she will be entitled to salary continuation benefits at a reduced amount depending on their length of service with the Company.  In the event that Mr. Belstock or Ms. North terminates their employment with the Company or its successor within a period of 24 months after a change in control, he/she is entitled to the full vesting of their salary continuation payments and the payment of the salary continuation benefits beginning with the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

Perquisites

The Company offers a qualified 401(k) plan in which the named executive officers participate on the same terms as all other employees. The Company recommenced its matching contribution beginning on January 1, 2015. During 2018 and 2017, the Company’s contribution to the 401(k) plan totaled $176,000 and $150,000, respectively consisting of a matching amount of 30% of the employee’s contribution up to a total of 2.4% of the employee’s compensation. The Company also offers its executives medical, dental, and vision plans under the same terms to all employees. Other perquisites and benefits, which do not represent a significant portion of the named executive’s total compensation, include for Mr. Ryback and Ms. North a Company provided automobile and maintenance on the automobile. For Mr. Ryback the payment of his portion of the split dollar insurance premium. For Messrs. Ryback and Belstock and for Ms. North a monthly allowance to cover the business portion of their cellular phone use and gasoline for use in their automobiles. These plans and the contributions we make to them provide an additional benefit to attract and retain executive officers of the Company.

Outstanding Equity Awards as of December 31, 2018

The following table shows all outstanding option awards held by NEOs as of December 31, 2018.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)		(c)	(d)	(e)	(f)
	7,200	(1)	7,200		$8.75	02/16/2024
Andrew J. Ryback	2,000	(2)	0	N/A	$6.32	04/27/2022
	4,800	(1)	4,800		$8.75	02/16/2024
Richard L. Belstock	9,600	(2)	0	N/A	$6.32	04/27/2022
	4,800	(1)	4,800		$8.75	02/16/2024
BJ North	9,600	(2)	0	N/A	$6.32	04/27/2022

(1)	Options were granted 2/17/2016, have an eight-year life and vest 25% per year beginning 2/17/2017
(2)	Options were granted 4/28/2014, have an eight-year life and vest 25% per year beginning 4/28/2015

There are no outstanding stock awards.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2018.

Director Compensation Table
Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel E. West (Chairman)	$37,200	N/A	$16,350	N/A	N/A	$0	$53,550
All other Non-Employee Directors (3)	$29,400	N/A	$16,350	N/A	N/A	$0	$45,750

(1)	During 2018, non-employee directors other than Chairman each received $2,450 per month for serving on the Company’s and Plumas Bank’s Board of Directors. The Chairman received $3,100 per month.

(2)

On February 21, 2018, the Company granted to each of its non-employee directors 2,500 in non-qualified stock options with an exercise price of $24.40 per share. The options vest 25% per year beginning on February 21, 2019 and have an eight-year life. Vesting accelerates upon a change of control of the Company. As of December 31, 2018, each of Messrs. Elliott, Reeson and West held options to purchase 8,900 shares of common stock; Mr. Coldani held options to purchase 6,500 shares of common stock; Mr. Fletcher held options to purchase 4,900 shares of common stock; Mr. McClintock held options to purchase 4,100 shares of common stock; and Mr. Kenny held options to purchase 2,500 shares of common stock.

(3)

Includes Steven M. Coldani, William E. Elliott, Gerald W. Fletcher, Richard F. Kenny, Robert J. McClintock and Terrance J. Reeson. Former Director John Flournoy left the Board in May 2018. He was paid a total of $12,250 in fees during 2018. Ms. Ascuaga joined the Board of Directors in 2019 and therefore received no compensation in 2018.

Director Retirement Agreements

The Company has entered into Director Retirement (fee continuation) Agreements with its non-employee Directors excluding Messrs. Elliott and Kenny and Ms. Ascuaga. Mr. Elliott retired as President and Chief Executive Officer of the Company during 2005 and is currently receiving benefits under his executive salary continuation agreement. The purpose of the fee continuation agreements is to provide a retirement benefit to the Board members as an incentive to continue informal service with the Company. The agreements provide for fee continuation benefits of up to $10,000 per year with a term of 12 years after retirement with the exception that Board members Coldani and McClintock’s agreements have a term of 15 years. In the event of death prior to retirement, the beneficiary will receive full fee continuation benefits, with the exception of Messrs. Coldani and McClintock’s beneficiaries who would be entitled to receive a lump sum payment of $30,000. In the event of disability wherein the director does not continue service with the Company, the director is entitled to fee continuation benefits, at a reduced amount depending on the length of service with the Company, beginning the month following termination of service. The agreements, with the exception of Messrs. Coldani, and McClintock’s agreements, allow for a Hardship Distribution under specified circumstances. Hardship Distributions are limited to the amount the Company had accrued under the terms of the agreement as of the day the director petitioned the Board to receive a Hardship Distribution. Upon a change in control, the director is eligible to receive the full fee continuation benefits upon the director’s termination of service. The fee continuation benefits, with the exception of Messrs. Coldani’s and McClintock’s benefits, are informally funded by single premium life insurance policies. The directors are the insured parties and the Company is the beneficiary of the respective policies.

Post-Retirement Consulting Agreements

The Company has entered into Post-Retirement Consulting Agreements with Messrs. West, Reeson, and Fletcher. The purpose of the Agreements is to provide consideration to the Board members in exchange for consulting services after their retirement from the Board. The Agreements provide for consulting fees of $10,000 per year for three years after retirement. In the event of death prior to completion of the consulting services, the beneficiary will receive death benefits equal to the remaining unpaid consulting fee benefits. In the event of disability wherein the retired director is unable to continue consulting services with the Company, the Company may terminate the director’s post-retirement consulting services. If the retired director voluntarily terminates his consulting services for other than good reason or if the Company terminates the director’s post-retirement consulting services for cause, the Post-Retirement Consulting Agreement shall terminate.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Meeting, shareholders will be asked to ratify the appointment of Vavrinek, Trine, Day & Company, LLP (“VTD’) as the Company’s independent auditors for the fiscal year ending December 31, 2019. VTD has served as independent registered public accounting firm for the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and 2017. We have been advised by VTD and by the directors themselves that neither it nor any of its members or associates has any relationship with us or our subsidiaries, other than as independent auditors.

Proposal 4 is nonbinding. If the appointment is not ratified, our Audit Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

Representatives of VTD will be present at the Meeting, will have an opportunity to make any statement that they may desire to make, and will be available to answer appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF VAVRINEK, TRINE, DAY & COMPANY, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Fees Paid to Independent Auditors:

Aggregate fees billed by VTD to the Company and Plumas Bank and the percentage of those fees that were pre-approved by the Company’s Audit Committee for the years ended 2018 and 2017 are as follows:

	2018	Percentage Pre- Approved	2017	Percentage Pre- Approved
Audit fees	$218,000	100%	$179,000	100%
Audit-related fees	16,000	100%	16,000	100%
Tax fees	17,000	100%	16,000	100%
Other fees	-	-	-	-
Total fees	$251,000	100%	$211,000	100%

The Audit Committee has considered the provision of non-audit services provided by VTD to be compatible with maintaining its independence.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 6, 2019 and should contain such information as is required under the Company’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s proxy materials.

Nomination of Director Candidates: The Company’s Bylaws permit shareholders to nominate directors at a shareholder meeting. In order to make a director nomination at an annual shareholder meeting, it is necessary that you notify the Company not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. This proxy statement was first sent to shareholders on April 4, 2019. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by the Company not later than December 6, 2019. In addition, the notice must meet all other requirements contained in the Company’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions: You may contact the Investor Relations Officer, Ms. Elizabeth Kuipers, at the Company for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Additionally, a copy of the Company’s Bylaws can be accessed at http://www.plumasbank.com. Click on the “Investor Relations tab” and then Governance Documents.

Certain Transactions

Some of the directors and executive officers of the Company and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Company in the ordinary course of the Company’s business, and the Company expects to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other non-affiliated persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Available Information

The Company’s common stock is registered under the Securities Exchange Act of 1934 and as a result the Company is required to file annual reports, quarterly reports and other periodic filings with the SEC and are posted and are available at no cost on the Company’s website, www.plumasbank.com, as soon as reasonably practicable after the Company files such documents with the SEC. These reports and filings are also available for inspection and/or printing at no cost through the SEC website, www.sec.gov. In addition, regulatory report data for both the Company and Plumas Bank are available for inspection and/or printing at no cost through the Federal Financial Institutions Examination Council’s (the “FFIEC”) website, www.ffiec.gov and the Federal Deposit Insurance Corporation’s (the “FDIC”) website, www.fdic.gov, respectively.

You may request an additional copy of the proxy statement, 10-K, 2018 annual report to shareholders, and form of proxy as to this Meeting or all future shareholder meetings by calling us at 1.888.375.8627, by writing to us at Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971, Attn: Ms. Elizabeth Kuipers, Vice President and Investor Relations Officer, or by email at investorrelations@plumasbank.com.

PLUMAS BANCORP

35 S. LINDAN AVENUE
QUINCY, CA 95971

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E61373-P20413 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLUMAS BANCORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect nine persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Director Nominees:

01) Michonne R. Ascuaga
02) Steven M. Coldani
03) William E. Elliott
04) Gerald W. Fletcher
05) Richard F. Kenny
06) Robert J. McClintock
07) Terrance J. Reeson
08) Andrew J. Ryback
09) Daniel E. West

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To approve the Company's executive compensation on an advisory (non-binding) basis.	☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. A Non-binding Advisory Vote on the Frequency of the Advisory Vote on Compensation of named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, including the Shareholder Letter, and Form 10-K are available at www.proxyvote.com.

E61374-P20413

PROXY
PLUMAS BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Messrs. Daniel E. West, Steven M. Coldani, and Terrance J. Reeson, as proxies with full power of substitution, to represent, vote and act, as designated on the reverse side, with respect to all shares of common stock of Plumas Bancorp (the "Bancorp") which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 15, 2019 at 9:30 a.m. at the Plumas Bank Credit Administration Building, located at 32 Central Avenue, Quincy, California, or any adjournments thereof, with all the powers the undersigned would possess if personally present.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND DATE ON THE REVERSE SIDE